Exhibit 99.1

                                         FOR  ADDITIONAL INFORMATION:
                                         Stan Lampe
                                         (606) 815-4061

                                         FOR IMMEDIATE RELEASE
                                         September 24, 1999

Ashland Inc. and Industri Kapital
to cooperate in Superfos bid

Covington, Ky. -- On Sept. 22, Ashland Inc. (NYSE: ASH) announced its intention to increase its tender offer to the shareholders of Superfos to DKK 160 per share, on the condition that such an increased offer was recommended by the board of directors of Superfos.
     Ashland Inc. has entered into a conditional agreement with the European private equity fund, Industri Kapital. The agreement is, among other things, conditional upon Ashland Inc. acquiring Superfos through the increased offer, which is expected to be issued on Sept. 27. According to the agreement, Ashland will sell to Industri Kapital the parts of Superfos that are not related to the U.S. construction business. In accordance with its business strategy, Industri Kapital intends to further develop the other parts of Superfos.
     Industri Kapital is one of Europe's leading private equity funds, with more than one billion Euro under management from nordic and international investors, including Unibank, Ratos, Citicorp, Norsk Hydro, Orkla, and Shell. Since its founding ten years ago, Industri Kapital has made 31 investments, including investments in Hjem-Is Europea A/S, Crisplant Industries A/S, and Fona Gruppen A/S.
     Ashland Inc. (NYSE:ASH) is a diversified company with wholly owned operations in distribution, specialty chemicals, motor oil and car care products, and highway construction. Ashland Distribution Company is the largest distributor of chemicals, plastics and fiber

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reinforcements in North America, a leading  distributor of fine ingredients in North America, and a leading Pan-European distributor of plastics. Ashland Specialty Chemical Company is a leading, worldwide supplier of specialty chemicals. Valvoline's major consumer brands include Valvoline(R)
motor  oils,  Eagle  One(R)  appearance   products,   Zerex(R)  antifreeze,
Pyroil(R)  Performance  Products  and  Valvoline   SynPower(R)   automotive
chemicals. APAC is the nation's largest highway contractor with operations in 14 southern and midwestern states. Ashland also has a 38-percent equity interest in Marathon Ashland Petroleum LLC and a 58-percent equity interest
in  Arch   Coal,   Inc.   (NYSE:ACI).   Ashland's   Internet   address   is
http://www.ashland.com.